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                                                                    Exhibit 99.1

RISK FACTORS

Key risk factors that may have a direct bearing on the Company's results, performance and financial condition include:

     o the Company's ability to successfully develop, on its own behalf and on behalf of its customers, and timely and successfully commercialize, launch and sell new and improved pharmaceutical products and services;

     o the potential outcomes and commercial implications of clinical trials related to products under development by the Company;

     o the ability and willingness of the Company's customers to successfully commercialize, launch and sell new and improved pharmaceutical products in which the Company has an economic interest;

     o the Company's ability to successfully enter into and perform beneficial royalty, milestone and fee-for-service agreements with pharmaceutical companies;

     o the introduction and sale of new or modified pharmaceutical products and technologies by other companies that affect the demand for pharmaceutical products and services in which AAI has a financial interest, either directly or through sales to, or royalties, milestones or other fees to be received from, AAI's customers and marketing partners;

     o the Company's success in obtaining timely regulatory approvals of the Company's internally developed products and to obtain other regulatory approvals and regulatorily acceptable governmental audits and inspections of the Company's facilities, records and other regulated activities;

     o our ability to hire and retain adequate numbers of qualified employees;

     o    industry outsourcing trends and volumes;

     o changes in economic and market conditions that impact the demand for the Company's products and services;

     o our ability to obtain suitable types and quantities of raw materials, excipients and active pharmaceutical ingredients used to develop, improve or manufacture products, at commercially viable prices;

     o federal, state and foreign regulatory and legal changes and developments that impact the pharmaceutical industry and those companies developing or providing services and products to the pharmaceutical industry, including the

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          Company, as well as the outcome of related judicial cases involving or affecting the industry or such companies, including any such changes, developments or judicial cases pertaining to FDA or other regulatory, environmental, health and safety matters;

     o    changes in tariffs and import/export controls and restrictions;

     o account receivable collection by the Company, and bankruptcy, insolvency or impaired ability by the Company's customers to pay amounts owed to the Company, in full and on a timely basis;

     o risks inherent in international operations, including, e.g., possible economic, political, military, trade restraints or restrictions, monetary, or currency instabilities or developments affecting the United States, Canada, the European Union and its member states, the People's Republic of China, Turkey and Argentina, among others;

     o the effects of vigorous competition and/or mergers and acquisitions in the pharmaceutical industry and those companies developing or providing services and products to the pharmaceutical industry;

     o changes in interpretations and application of generally accepted accounting practices and policy standards by regulatory and accounting bodies that may cause the Company's reported financial results to differ from anticipated results;

     o the concurrence of the Internal Revenue Service and state and foreign taxation agencies with the Company's interpretation and application of the applicable tax laws and regulations to the Company's operations and financial results, including in the Company's tax filings and returns;

     o the Company's ability to successfully persuade the U.S. Patent and Trademark Office and its foreign counterparts to issue patents with strong claims, on a timely basis, and to enforce such issued patents against infringing companies;

     o the outcome of any government reviews, investigations, claims or challenges that may arise with respect to the contracts, asset and stock sales and acquisitions, mergers, and joint ventures of or involving the Company;

     o our ability to successfully find and complete advantageous acquisitions, joint ventures and mergers, including, e.g., our ability to accurately identify and assess the value, strengths, weaknesses, synergies, contingent and other liabilities and potential profitability of acquisition or merger candidate or of joint ventures and to successfully integrate acquired or merged operations into the operations of the Company; and

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     o    the compliance by the Company's customers, suppliers, licensors, licensees or other third parties with which the Company has contractual relations, with their contractual obligations to the Company, as well as the Company's ability to enforce such obligations through litigation, arbitration, mediation or other dispute resolution efforts.


Discussion of Risk Factors in the Pharmaceutical Industry. The Company believes that the pharmaceutical industry in which it currently operates through its development and commercialization of new and improved pharmaceutical products and services holds tremendous opportunities for companies successful in competing in that industry. At the same time, the Company is aware of what it takes to be successful in this industry and the risk factors associated with the industry.

In order to assist our stockholders in better understanding the risk factors in the pharmaceutical industry, the Company is taking this opportunity to summarize and discuss them:

     COMPETITION. The Company encounters aggressive competition in all areas of its business. Our competitors are numerous, ranging from large pharmaceutical companies to many smaller specialized firms. AAI competes primarily on the basis of innovation, ability to obtain regulatory approvals successfully and at early dates, technology and patents, a sophisticated understanding of chemistry, finding and developing novel chemical opportunities with respect to new or existing pharmaceutical products, service performance, price, quality, reliability, and customer service and support.

     Product opportunities frequently arise as innovator drugs approach the end of their patent lives. These include both product life cycle management
     (PLCM) activities to extend the product franchise life cycles for innovator pharmaceutical firms and to engage in generic product development. Developing new or improved drug products is complex and difficult, both technically and from a regulatory standpoint. Commercial success and viability depends on whether (and how many) other companies are developing new or improved competing drugs or generic equivalents to innovator drugs, which companies receive the earliest regulatory approvals to market the competing or generic products, and differences in the competing products' characteristics, effectiveness, safety, stability and side effects profiles. The product development process requires, often years in advance, accurate anticipation of market and customer acceptance of particular products, customers' needs, emerging technological trends, and a timely ability to complete successfully many dependent and complex chemistry, analytical, testing and regulatory approval requirements. When developed, new formulations may not accomplish desired delivery, clinical or product stability characteristics, and new or reformulated drugs may not have acceptable safety, effectiveness, stability or side effect profiles. Complications can also arise during production scale-up and/or developing or using acceptable analytical methodologies that materially affect the commercial or technical viability of a


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     new or improved product. New or improved products can also encounter unexpected unresolvable patent conflicts. Delays or problems may also arise from internal conflicts for resource availability, personnel errors or equipment failures. Pharmaceutical product development life cycles are long (typically several years) with substantial risks of failure in any of the development and clinical testing phases. The windows of opportunity to develop and commercialize such products open and close quickly with regulatory and market developments. To remain competitive, the Company must develop or license new and improved products, find, develop and commercialize PLCM opportunities for innovator drugs whose patent protection is soon to expire or generic products, periodically enhance its existing products and services, and compete effectively on the basis of the factors described above.

     The Company is also subject to the impact of marketplace actions of its competitors. For example, in the event of business difficulties faced by a major competitor, the competitor may decide to slash its prices or take other pricing or market actions in order to obtain new business at any price, thereby disrupting the entire marketplace for pricing and obtaining of new business for the Company and other marketplace participants. There can be no assurance that disruptive actions by the Company's competitors will not occur or affect the Company's financial results or business operations.

     SELECTION AND INVESTMENT IN NEW RESEARCH AND DEVELOPMENT PROJECTS. The Company seeks to select new or improved products and services to work on in its judgment of those that may yield strong commercial success for the Company, in light of its then-available resources, technical capabilities and alternatives. However, in light of the multi-year product development cycle times, the Company must make long-term investments in its research and development projects and commit significant resources before knowing whether its predictions will eventually result in products that achieve customer and market acceptance and success.

     MARKETING OF NEW AND IMPROVED PRODUCTS AND SERVICES. After a new or improved pharmaceutical product or service is successfully developed, the Company must either find a pharmaceutical marketing partner and successfully enter into a profitable license and distribution agreement or seek to sell the product or service through its own sales force. Commercial success by the Company depends on our ability to create and maintain such effective marketing channels.

     MANUFACTURING OBLIGATIONS. Frequently, the Company has related manufacturing obligations that require it to manufacture sufficient volumes of marketable product at acceptable costs. This is a process that requires accurate forecasting of costs, volumes and mix of products and service estimates. Moreover, the supply and timing of a new product or service must match customers' demand and timing for the particular product or service. Given the wide variety of products and

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     services the Company offers and is developing, the process of planning production and projecting profitable cost charges is difficult.

     INTELLECTUAL PROPERTY. The Company generally relies upon patent, copyright, trademark and trade secret laws in the United States and in selected other countries to establish and maintain its proprietary rights in its intellectual property, technology and products. However, there can be no assurance that any of the Company's proprietary rights will not be challenged, invalidated or circumvented, or that any such rights will provide significant competitive advantages. Moreover, because of the rapid pace of technological change in the pharmaceutical industry, many of the Company's products rely on key technologies developed by itself or others that may be obsoleted at any time. There can be no assurance that the Company will be able to continue to develop or obtain licenses to necessary technologies. In addition, from time to time, the Company receives notices from third parties regarding patent claims. Any such claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources and cause the Company to incur significant expenses. In the event of a successful claim of infringement against the Company and failure or inability of the Company to license the infringed technology or to substitute similar non-infringing technology, the Company's business could be adversely affected. The Company also routinely enters into confidential disclosure agreements with third parties and customers that restrict the disclosure and/or use of the Company's intellectual property, including its confidential and proprietary information, disclosed to such third parties. Failure of such third-parties to honor their confidentiality and non-use obligations owed to AAI can materially harm the Company.

     RELIANCE ON SUPPLIERS. The Company's operations are dependent on our ability to obtain suppliers of quality raw materials, excipients and active pharmaceutical ingredients at commercially acceptable prices and terms, in time to satisfy critical product development, testing, analytical and manufacturing activities, customer contracts, or the development plans of the Company. The Company from time to time experiences constrained timely and cost-effective supplies of such desired materials. Such constraints, if persistent or widespread, may adversely affect the Company's operating results until resolved or alternate sourcing can be developed.

     DEVELOPMENT OF DIRECT SALES OF NICHE PHARMACEUTICAL PRODUCTS. The Company is currently planning the development of its own distribution channels for certain "niche" pharmaceutical products not intended to conflict with products being sold by the Company's customers. The Company is in the process of developing its own, and actively seeking to buy from third parties, non-conflicting "niche" pharmaceutical products. There is no assurance that such distribution channels can be successfully developed, that such products can be successfully identified, acquired or developed, or that the Company's customers may not react adversely to such marketing efforts by the Company. The Company's operational and

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     financial results could be materially and adversely affected due to any such adverse reactions.

     INTERNATIONAL. Sales outside the United States make up a significant portion of the Company's revenues. In addition, a significant portion of the Company's facilities and personnel, along with key customers and suppliers, are located outside the United States. Accordingly, the Company's future results could be adversely affected by a variety of factors, including changes in a specific country's or region's political conditions or changes or continued weakness in economic conditions, trade protection measures, import or export licensing requirements, facility or ownership interest nationalization, the overlap of different tax structures, unexpected changes in regulatory requirements, military conflicts or actions, and natural disasters.

     MANAGEMENT AND SKILLED PERSONNEL. As with any technological company, the Company's operations require adequate numbers of skilled scientific and technical personnel, as well as strong management and sales capabilities, to be successful. Such personnel are in strong demand by many other companies and the Company's personnel are frequently hired away by other companies. Retaining skilled personnel, and hiring replacements, are critical to the Company's success. There can be no assurance that the loss of key personnel, whether to other companies or to accident, illness, death, injury or retirement, will not occur at a time or in a manner that will not disrupt or delay key projects and activities of the Company and thereby adversely affect our operations or financial results.

     DEMANDS OF GROWTH. In recent years, the Company has been growing in size and complexity of operations. An organization bears many burdens organizationally caused by such growth, including, among others, successfully improving, increasing and changing the financial, information technology, operational, personnel-related and other systems, policies and practices of the organization and the organizational structure of the business and its management, as well as finding and hiring the appropriate people for new or changed positions. The Company believes that it is presently meeting the challenges of growth, but any failure or inability to meet such challenges, or to successfully create, maintain or use such systems, policies or practices, can materially and adversely affect the operations and financial result of the Company.

     LITIGATION, INVESTIGATIONS AND CLAIMS. Any company, including AAI, always faces the risk of potential litigation being brought against it in the course of its business operations. By their nature, litigation, pre-litigation investigations and controversies, and claim demands occur when disputes arise between two parties, or between a party and a government agency, as to whether legal obligations are owed or breached. These are often difficult or impossible to predict, avoid or mitigate in advance. When they occur, litigation, investigations and claim demands may be based on either valid or unfounded claims. In either case,

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     however, litigation typically seeks substantial amounts of money and/or injunctive relief and involve substantial legal fees and expenses, and pre-litigation investigations and claim demands frequently involve major costs and diversions of management and personnel time and attention, which, in each case, can materially and adversely affect the Company's operations or financial results.

     CREDITWORTHINESS AND CONTRACT COMPLIANCE OF CUSTOMERS. The magnitude of the Company's contracts are often substantial in comparison to the Company's size. While many of the Company's customers are large and well-funded pharmaceutical companies, others are small (or are "virtual" companies) with substantially less resources which can run into financial or operational difficulties from time to time. In the event that a customer with a significant contract with the Company runs into financial or credit difficulties, declares bankruptcy, becomes insolvent or otherwise is unable or unwilling to pay monies owed to the Company on a timely basis or otherwise honor its obligations under such a contract, the Company could be materially and adversely affected.

     DERIVATIVE FINANCIAL INSTRUMENTS. As is common with companies operating internationally, the Company is exposed to foreign currency exchange rate risk inherent in its contracts, business dealings, and assets and liabilities denominated in currencies other than the U.S. dollar, as well as interest rate risk inherent in the Company's debt, investment and accounts receivable portfolio. The Company's risk management strategy utilizes derivative financial instruments, including forwards and swaps, to hedge certain foreign currency and interest rate exposures, with the intent of offsetting gains and losses that occur on the underlying exposures with gains and losses on the derivative contracts hedging them. The Company does not enter into derivatives for trading purposes.

     The Company has performed a sensitivity analysis assuming a hypothetical adverse movement of 10% in foreign exchange rates and 1% in interest rates (applied to variable rate debt and leases tied to interest rates) and disclosed the results in Part I, Item 3 of the current Form 10-Q. Actual gains and losses in the future may differ materially from that analysis, however, based on changes in the timing and amount of interest rate and foreign currency exchange rate movements and the Company's actual exposures and hedges.

     ACQUISITIONS, STRATEGIC ALLIANCES, JOINT VENTURES AND DIVESTITURES. From time to time, the Company engages in discussions with a variety of parties relating to possible acquisitions, strategic alliances, joint ventures and divestitures. The implementation or integration of a transaction may contribute to the Company's results differing from the investment community's expectation in a given quarter. Divestitures may result in the cancellation of orders and charges to earnings. Acquisitions and strategic alliances may require, among other things, integration or coordination with a different company culture, management team organization and business infrastructure. They may also require the development, manufacture and marketing of product offerings that enhance or detract from the performance

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     of the combined business or product line. Depending on the size and complexity of the transaction, successful integration depends on a variety of factors, including the hiring and retention of key employees, management of geographically separate facilities, and the integration or coordination of different research and development and product manufacturing facilities. All of these efforts require varying levels of management resources, which may temporarily adversely impact other business operations.

     EVENTS OF SEPTEMBER 11 AND AFTERMATH. The horrific attacks against the United States and the aftermath of those events are not anticipated to have a direct material effect on the Company's operations. However, the Company's plans to acquire additional product lines through NeoSan depends on the Company's ability to timely obtain necessary financing. To the extent that those events and other terrorist activities continue to depress the United States economy and capital markets, the Company may not be able to pursue its product acquisition strategy as vigorously as it had planned.

     HURRICANES. A significant portion of the Company's research and development activities, its corporate headquarters, and other critical business operations and certain of its suppliers are located in geographic areas that have had, and are likely to continue to have, hurricanes and major storms. To mitigate this risk, the Company maintains certain levels of business interruption and other insurance coverage. However, the ultimate impact on the Company, its operations and its infrastructure of future hurricanes and storms cannot be foreseen or controlled at this time.

     DRUG ENFORCEMENT AGENCY ("DEA") REGULATION. Certain of the Company's development, testing and other activities are subject to the Controlled Substances Act, administered by the Drug Enforcement Agency (the "DEA"), which regulates strictly all narcotic and habit-forming substances. The Company maintains separate, restricted-access facilities and heightened control procedures for projects involving such substances due to the level of security and other controls required by the DEA. Any failure or inability by the Company to comply with such Act and regulations could materially and adversely affect the business, operations and financial results of the Company.

     ENVIRONMENTAL AND HAZARDOUS MATERIALS IN THE WORKPLACE. Certain of the Company's operations involve the use of substances regulated under various federal, state, local, and international laws governing the environment. Moreover, the Company's activities involve the controlled use of hazardous materials and chemicals. The Company is subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of such materials and certain waste products. In the event of an accident, discharges (e.g., to the groundwater or air) or other non-compliance, the Company could be held liable for any damages that result, including damages or injuries, including deaths, to persons,


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     property or the environment, which could materially and adversely affect the financial condition and operations of the Company.

     PROFIT MARGIN. The profit margins realized by the Company vary among its products and services, its customers, its competitive situation, and its geographic areas of operation. Consequently, the overall profitability of the Company's operations in any given period is partially dependent on the product, service, customer and geographic mix, and competitive situation, reflected in that period's net sales.

     CHANGES IN LAWS AND REGULATIONS. The Company operates in a highly regulated business. Failure or inability to comply with the laws and regulations applicable to our business would materially and adversely affect the Company's business and financial results. Moreover, these laws and regulations and governmental interpretations and applications thereof, both in the United States and in foreign countries, change over time. The Company can give no assurance that the laws and regulations applicable to our business will not change, or be interpreted or re-interpreted by governmental agencies or bodies, in ways harmful to the Company and its financial results and business operations.

     CREDIT FACILITIES AND AVAILABILITY OF CASH. The Company is dependent on its bank relationships and credit facilities to provide cash and funding for Company operations. In the event of any future disruption or limitation in such relationships or facilities, any decision by the Company's banks to terminate, reduce or impose limitations on our credit facilities or to exercise rights to impose restrictions or declare breaches under banking contract provisions, any decisions by the Company's banks to collect on any assets of the Company as collateral for such lending facilities, or in the event that the Company requires more cash than is available to it under such credit facilities, the Company's operations and financial condition could be materially and adversely affected.

FLUCTUATIONS AND VOLATILITY OF STOCK PRICES. In the pharmaceutical industry, future revenue and margin trends cannot be reliably predicted and may cause the Company to adjust its operations, which could cause period-to-period fluctuations in operating results. The Company's stock price, like that of other small pharmaceutical companies, is subject to significant volatility. The announcement of new products, services, technological innovations or business developments by the Company or its competitors, quarterly or annual variations in the Company's results of operations, changes in revenue or earnings estimates by the investment community, and speculation in the press, Internet web sites or investment community are among the factors affecting the Company's stock price. In addition, the stock price may be affected by general market conditions and domestic and international macroeconomic factors unrelated to the Company's performance. Moreover, major potential contracts or business arrangements being negotiated or pursued by the Company frequently occur late in given financial quarters or years. Any failure or inability by the Company in achieving, or even brief delays in implementing, potential licensing, product life cycle management, product development and other major

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contracts or arrangements being pursued or negotiated by the Company can, and from time to time does, move the financial and sales impact of expected or planned sales and contracts from one accounting period to another or prevent them from being booked at all. Such delays or inabilities are difficult or impossible to predict or control and can materially and adversely affect quarterly or annual revenues and profitability, which can materially and adversely affect the price of the Company's stock. In addition, typical trading volumes in the Company stock are thin, so that the purchase or sale of relatively small amounts of the Company stock and announcements of Company-related news and developments can materially affect the price of such stock, either through increases or decreases. Because of the foregoing reasons, recent trends should not be considered reliable indicators of future stock prices or financial results.